Exhibit 5.2

[Walgreen Co. Letterhead]

November 3, 2014

Walgreen Co.

108 Wilmot Road

Deerfield, Illinois 60015

Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-3 for Debt Securities (File No. 333-198773)

Ladies and Gentlemen:

I am Executive Vice President, Chief Legal and Administrative Officer and Corporate Secretary of Walgreen Co., an Illinois corporation (the “Company”), and Vice President and Secretary of the Company’s wholly owned subsidiary, Walgreens Boots Alliance, Inc., a Delaware corporation (the “Subsidiary”). I have acted as counsel to the Company in connection with the Post-Effective Amendment No. 1, to be filed on the date hereof, to the Registration Statement on Form S-3 (as so amended, the “Registration Statement”) filed on September 16, 2014 with the Securities and Exchange Commission in connection with the registration, pursuant to the Securities Act of 1933, as amended (including the rules and regulations thereunder, the “Act”), that is automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder of an indeterminate amount of the unsubordinated debt securities which may be issued by the Company and guaranteed by the Subsidiary (the “Company Notes”) or issued by the Subsidiary and guaranteed by the Company (the “Subsidiary Notes, and collectively with the Company Notes, the “Notes”). The Company Notes will be issued in one or more series pursuant to an indenture between the Company and Wells Fargo Bank, National Association, as trustee, and the Subsidiary Notes will be issued in one or more series pursuant to an indenture between the Subsidiary and Wells Fargo Bank, National Association, as trustee, each filed as exhibits to the Registration Statement.

I or attorneys under my direction have reviewed the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Company and the Subsidiary and such other instruments and other certificates of public officials, officers and representatives of the Company and the Subsidiary and such other persons, and I or attorneys under my direction have made such investigations of law, as I have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, I have assumed the authenticity of all documents submitted to me or attorneys under my direction as originals and the conformity to the originals of all documents submitted to me or attorneys under my direction as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I or attorneys under my direction have reviewed.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is my opinion that (a) the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Illinois, and has the corporate power to issue or guarantee to the Notes, as applicable, and (b) the Subsidiary has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, and has the corporate power to issue or guarantee the Notes, as applicable.

The opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

In rendering the foregoing opinion, I have assumed that to the extent any documents referred to in the foregoing opinion are governed by the law of a jurisdiction other than the State of Delaware and the State of Illinois, such documents would be enforced as written. I do not express, or purport to express, any opinion with respect to the law of any jurisdiction other than the State of Delaware and the State of Illinois. I assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the statements expressed herein.

In rendering its opinion, Wachtell, Lipton, Rosen & Katz may rely upon this letter as to the matters described herein addressed herein as if this letter were addressed directly to them.

I hereby consent to the filing of this letter as Exhibit 5.2 to the Registration Statement, and to the reference to my name under the heading “Legal Matters” in the prospectus contained therein. In giving my consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Thomas J. Sabatino, Jr.